Exhibit 3.1

AMENDMENT TO THE RESTATED

CERTIFICATE OF INCORPORATION OF

CHOICE HOTELS INTERNATIONAL, INC.

Choice Hotels International, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 12, 1980.

SECOND: The Certificate of Incorporation of the Corporation, as amended and restated on October 15, 1997 and as amended on April 30, 2013 (as amended, the “Amended and Restated Certificate of Incorporation”), shall be amended as follows:

Section A of Article 10 shall be amended and restated to read as follows:

“A. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the GCL, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) of an officer in any action by or in the right of the Corporation. No amendment to or repeal of this Article 10 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. If the GCL is amended hereafter to further limit the liability of a director or officer, then the liability of a director or officer of the Corporation shall be further limited to the fullest extent permitted by the GCL, as so amended.”

All other provisions of the Amended and Restated Certificate of Incorporation shall remain in effect.

THIRD: The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amendment”) was adopted and approved by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The Amendment was adopted and approved by the holders of the requisite number of shares of the Corporation in accordance with applicable requirements of Sections 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its Senior Vice President, General Counsel, Corporate Secretary & External Affairs this 16th day of May, 2024.

By:	/s/ Simone Wu
Simone Wu
Senior Vice President, General Counsel, Corporate Secretary & External Affairs